Exhibit (a)(5)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

NAVTECH, INC.

at

$2.50 Net Per Share

by

NV HOLDINGS, INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
TUESDAY, NOVEMBER 6, 2007, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated October 9, 2007 (the ‘‘Offer to Purchase’’), and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time constitute the ‘‘Offer’’) in connection with the offer by NV Holdings, Inc., a Delaware corporation (including any successor, the ‘‘Purchaser’’), to purchase all the outstanding shares of common stock, par value $.001 per share (the ‘‘Shares’’), of Navtech, Inc., a Delaware corporation (the ‘‘Company’’) at a price of $2.50 per Share net to the seller in cash (subject to applicable withholding taxes), without interest.

The purpose of the Offer is for Cambridge Information Group II LLC and its affiliates, Externalis S.A. and its affiliates, ABRY Mezzanine Partners, L.P. and ABRY Investment Partnership, L.P. and their respective affiliates, through the Purchaser, to acquire control of, and the entire equity interest in, the Company. After the completion of the Offer and the satisfaction or waiver of certain conditions and assuming that NV Holdings then holds at least 90% of the outstanding Shares of the Company, NV Holdings will be merged with and into the Company and the Company will be the surviving company.

We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is directed to the following:

1.	The offer price is $2.50 per Share, net to you in cash, without interest, upon the terms and subject to the conditions of the Offer.

2.	The Offer is being made for all outstanding Shares.

3.	The Offer and withdrawal rights expire at 5:00 p.m., New York City time, Tuesday, November 6, 2007, unless the Offer is extended.

4.	The Offer is not subject to any financing conditions. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn a number of Shares which together constitute at least a majority of the outstanding Shares of the Company, as of the date the Shares are accepted for payment pursuant to the Offer, excluding Shares beneficially owned by the Purchaser, its affiliates and senior members of management of the Company (the ‘‘Minimum Tender Condition’’). The Minimum Tender Condition is not waivable. The Offer is also conditioned upon the absence of any material change at Navtech, Inc., there being no pending legal proceedings in relation to or otherwise affecting the Offer, and the absence of any other legal impediments to the Offer. Section 12, ‘‘The Offer — Certain Conditions to the Offer,’’ of the Offer to Purchase sets forth in full the conditions to the Offer.

5.	Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer.

6.	Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by Continental Stock Transfer and Trust Company, the Depositary, of (a) certificates for Shares pursuant to the procedures set forth in Section 3 ‘‘The Offer — Procedures for Accepting the Offer and Tendering Shares’’ of the Offer to Purchase, or timely book-entry confirmation with respect to such Shares, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or in the case of a book entry transfer, an Agent’s Message (as defined in Section 2 ‘‘The Offer — Acceptance for Payment and Payment’’ of the Offer to Purchase) , and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates representing Shares or book-entry confirmations are actually received by the Depositary.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

The Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid statute. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions with respect to the

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of

NAVTECH, INC.

at
$2.50 Net Per Share
by

NV HOLDINGS, INC.

The undersigned acknowledge(s) receipt of your letter, the enclosed Offer to Purchase, dated October 9, 2007, and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the ‘‘Offer’’), in connection with the offer by with the offer by NV Holdings, Inc., a Delaware corporation (including any successor, the ‘‘Purchaser’’), which is an entity owned and controlled by Cambridge Information Group II LLC and its affiliates (‘‘CIG’’), Externalis S.A. and its affiliates (‘‘Externalis’’), and ABRY Mezzanine Partners, L.P. and ABRY Investment Partnership, L.P. and their respective affiliates (‘‘ABRY’’), to purchase all the outstanding shares of common stock, par value $.001 per share (the ‘‘Shares’’), of Navtech, Inc.

This will instruct you to instruct your nominee to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

NUMBER OF SHARES TO BE TENDERED*

                                                                                                                                                                         Shares

Certificate Nos. (if available):

Account Number:

Taxpayer Identification or Social Security Number(s):

Dated:                                     , 2007

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

SIGN BELOW:

Signature(s)

Please	Type or Print Name(s) Below:

Please	Type or Print Address(es) Below:

Please	Type or Print Area Code and Telephone Number(s):